Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660
ROYAL GOLD EXERCISES CONVERSION RIGHT FOR ITS
MANDATORY PREFERRED STOCK; APPROVES A STOCK REPURCHASE
PROGRAM; AMENDS ITS CREDIT FACILITY
     DENVER, COLORADO. JANUARY 25, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that it has exercised its provisional conversion right for all of the issued and outstanding shares of its 7.25% mandatory convertible preferred stock (“Preferred Stock”). Each share of the Preferred Stock will be converted into shares of Royal Gold common stock on March 10, 2008 (the “Conversion Date”) based on the average closing price per common share on the Nasdaq Global Select Market over the 20-consecutive trading day period ending on March 5, 2008. All accrued and unpaid dividends on the Preferred Stock up to the Conversion Date will be payable in cash to holders of record on the Conversion Date. Shares of the Preferred Stock will be delisted from and will cease to trade on the Nasdaq Global Select Market after the Conversion Date. A Notice of Conversion will be mailed to registered holders of the Preferred Stock as of the close of business today.
     The Company also announced that its Board of Directors authorized the repurchase of up to $30 million of its common stock in the open market from time to time until March 31, 2008. The timing and number of shares to be repurchased will depend on market conditions and other corporate considerations. The Company is not obligated to acquire a specific amount of common stock and the repurchase program may be suspended at any time at the Company’s discretion.

     In addition, Royal Gold amended its existing credit facility with HSBC Bank USA to extend the maturity date from December 31, 2010 to December 31, 2012. The Company’s borrowing capacity under the amended credit facility is $80 million. As of December 31, 2007, Royal Gold had cash reserves of $195 million.
     Tony Jensen, President and CEO, commented “Redeeming the preferred shares at this time simplifies our capital structure and reduces our cost of capital through the elimination of the 7.25% dividend payment. We believe this redemption, coupled with strong cash flow, the share repurchase plan and our increased borrowing capacity positions the Company with ample financial resources and allows us to optimize shareholder equity.”
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward looking statements contained herein. Such forward-looking statements include expectations on the size and timing of stock repurchases, statements on the simplification of the Company’s capital structure and reduction of the cost of capital, expectations of strong cash flow and the statement that the conversion of the preferred stock, the stock repurchase plan and the increased borrowing capacity of the credit facility positions the Company with ample financial resources and allows the Company to optimize shareholder equity. Factors that could cause actual results to differ materially from projections include, among others, the Company’s stock price on the Nasdaq Global Select Market, the timing and size of the Company’s stock repurchases, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

2